Exhibit 4.1

                              INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT (this "Agreement") is dated as of the 31st day of December 2003 by and between Soyo Group, Inc. (the "Company") and Urmston Capital Limited ("Investor").

                                    RECITALS

     WHEREAS, the Company and the Investor have been discussing conversion of $12,000,000 long-term payable due to the Investor into equity of the Company (transaction also hereinafter referred to as "investment"); and

     WHEREAS, it was the mutual desire of the Company and the Investor that the investment in the Company would take the form of a newly issued series of the Company's preferred stock;

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows.

1. Purchase of Class B Convertible Preferred Stock. The Company agrees to issue and sell to the Investor 2,500,000 shares of the Class B Convertible Preferred Stock ($1.00 stated liquidation value) at a purchase price of $4.80 per share with such rights, preference and privileges set forth in that certain Certificate of Designation, a copy of which is attached herewith as Exhibit "A", which shall be filed with the Secretary of State of Nevada within 180 days of the date of this Agreement. The Closing Date shall be agreed by the parties, but in no event later than May 31, 2004.

2. Convertibility of Shares. The shares of preferred stock shall be convertible into shares of the Company's common stock as follows:

     (a) The Investor shall have the right to convert the shares of preferred stock, in increments of 100,000 shares, into shares of common stock based on the fair market value of the common stock, subject, however, to a minimum conversion price of $0.25 per share.

     (b) No more than 500,000 shares may be converted into common stock in any one calendar year without the prior written consent of the Company.

     (c) On December 31, 2008, each share of preferred stock outstanding will automatically be converted into shares of common stock, based on the fair market value of the common stock, subject, however, to a minimum conversion price of $0.25 per share.



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3. Repurchase  Rights.  Beginning one year after issuance,  upon 10 days written notice, the Company or its designee shall have the right to repurchase for cash any portion or all of the shares at 80% of liquidation value ($0.80 per share). During such notice period, the Investor shall have the continuing right to convert any such shares pursuant to which written notice has been received into common stock pursuant to the terms contained herein, without regard to the conversion limitation specified in Section 2(c).

4.   Registration   Rights.   The  Investor  shall  have  unlimited   piggy-back
registration rights, subject to approval of underwriter, if applicable. The parties will execute a separate Registration Rights Agreement.

5. Restrictions on Transferability. The shares shall not be transferable without the prior written consent of the Company.

6. No Voting Rights. The Investor shall have no voting rights, including the right to elect directors, through ownership of the shares.

7. Investor's Representations and Warranties. The Investor represents and warrants to the Company that the statements contained in this Section 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     7.1 Authorization of Transaction. The Investor has full power and authority to execute and deliver this Agreement and to perform obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Investor, enforceable in accordance with its terms and conditions. The Investor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     7.2 Noncontravention. To the knowledge of Investor, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, or existing order, writ, injunction or decree applicable to the Investor or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Investor is a party or by which he is bound or to which any of his assets is subject.

     7.3 Investment. The Investor is not acquiring the shares with a view to or for sale in connection with any distribution thereof within the meaning of any federal or state securities regulation.

7.4 Limitations on Transferability. The Investor acknowledges that the shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the


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satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three month period not exceeding specified limitations.

     7.5 No Public Market. The Investor understands that no public market now exists for any of the preferred securities issued by the Company.

     7.6 Accredited Investor. The Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

     7.7 Brokers or Finders. The Investor has not engaged any brokers, finders, or agents and has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finder's fee or agents' commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

8. The Company's Representations and Warranties. The Company represents and warrants to the Investor that the statements contained in this Section 8 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     8.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

     8.2 Capitalization. The authorized capital stock of the Company consists of, or will consist immediately prior to the Closing, 75,000,000 shares of Common Stock, $0.001 par value, of which 40,000,000 shares of Common Stock are issued and outstanding, and 10,000,000 shares of Preferred Stock, $0.001 par value, of which 1,000,000 shares of Class A Convertible Preferred Stock, $1.00 per share liquidation value, are issued and outstanding. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with applicable federal and state securities laws.

     8.3 Compliance with Other Instruments. To the knowledge of the Company, the Company is not in violation or default in any material respect of any provision of its Articles of Incorporation or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree, or contract to which it is a party or by which it is bound.

     8.4 Legal Compliance. The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.


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     8.5  Litigation.  There  are no  actions,  suits,  claims,  proceedings  or investigations pending or to the knowledge of the Company, threatened against or affecting the Company at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Company is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality of which the Company has notice. To the knowledge of the Company, the Company has complied in all material respects with all laws, regulations and orders applicable to its business or properties. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of the Company's employees, or negotiations by the Company with potential backers or, investors in, the Company or its proposed business.

     8.6 Tax Matters. To the knowledge of the Company, the Company has filed all tax returns and reports as required by law. The Company has paid all taxes and other assessments due, except those contested by it in good faith.

9. Negative Covenant. The Company covenants that it will not take any actions to change its corporate charter documents in a manner that would adversely affect the interests of the Investor.

10. Further Investment. The Investor and the Company agree to discuss, from time to time, possible future investments by the Investor in the securities of the Company in connection with future acquisition opportunities that the Company may identify. The Company acknowledges that no Investor has made any commitment to make any such future investment, and that the decision to make any such future investment is in the sole discretion of each Investor. The Investor acknowledges that the Company has made no commitment to offer any such future investment to any Investor, and that the decision to make any such offer of future investment is in the sole discretion of the Company.

11. Public Statements or Releases. Neither the Company nor any Investor shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 11 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.



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12. Captions.  The captions and paragraph  headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

13. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to conflict of law principles thereof.

15. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

16. Conflict With Other Agreements. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any provision of this Agreement conflicts with or contradicts any provision in any agreement, document or instrument that sets forth the terms and conditions, rights, privileges or preferences of the Series B Convertible Preferred Stock (the "Other Documents"), the terms of the Other Documents shall govern and supersede the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

The "Company"                                   SOYO GROUP, INC.


                                                By: ____________________________
                                                    Ming Tung Chok
                                                Its:Chief Executive Officer

The "Investor"                                  URMSTON CAPITAL LIMITED


                                                By: ____________________________
                                                      Hsiao-Ping Chi
                                                Its:  Managing Director